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                                                                    EXHIBIT 99.1
                                           SPECIAL METALS CORPORATION
                                           3200 Riverside Dr.
                                           Huntington, WV 25705-1771 U.S.A.
                                           304.526.5100      Fax: 304.526.5438
                                           www.specialmetals.com


FOR MORE INFORMATION CONTACT:

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
Investment Community & Financial Media               Local/Regional News Media:
--------------------------------------               -------------------------
Dennis L. Wanlass                                    Tracy D. Hutson
Vice President and Chief Financial Officer           Manager, Corporate Communications
(304) 526-5300                                       (304) 526-5628
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                   SPECIAL METALS OBTAINS WAIVER; EXTENSION OF
                           EXCLUSIVITY PERIOD APPROVED

         HUNTINGTON, W.V. - July 31, 2002 - Special Metals Corporation (OTC:
SMCXQ) announced today that the Company did not meet its June 30, 2002 cumulative sales revenue covenant contained in its Postpetition Credit Agreement but has obtained the agreement of its bank group to waive the technical default. The Company's revenue for the period from April 1, 2002 through June 30, 2002 was $140.18 million, which was $2.89 million less than the amount required by the terms of the credit agreement at June 30, 2002. Special Metals met the five remaining financial covenants for the month of June. In addition, the Company's lenders agreed to a prospective waiver of the cumulative sales revenue covenant for July 31, 2002.

         The Company continues to maintain substantial cash resources and, other than obtaining various letters of credit of approximately $3.3 million, has not drawn on its availability under the $60 million postpetition revolving credit facility. In addition, the Company does not anticipate a need in the near term to borrow funds under the credit facility.

         Separately, Special Metals announced that the U.S. Bankruptcy Court has approved a 90-day extension of the period in which the Company and its U.S. subsidiaries, as the debtors-in-possession, retain the exclusive right to file plans of reorganization. The order extends the exclusivity period to November 1, 2002.





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         The Court also established September 30, 2002 as the bar date for all potential creditors to assert claims against the Company and its U.S. subsidiaries that arose before March 27, 2002. Notice of the bar date and proof of claim forms were distributed to all stakeholders and potential claimants of the Company on July 26, 2002.

         Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, and oil exploration. Through its 10 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclical nature of the Company's markets including the aerospace industry, pricing of raw materials, future global economic and financial market conditions, global productive capacity, demand for the Company's products, competitive products, the general effect of the Company's bankruptcy filing on its vendors, customers and other aspects of its business operations, the Company's possible inability to effect a plan of reorganization, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.